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                                                                     EXHIBIT 2.1

                                                                  Conformed Copy



                           SALE AND PURCHASE AGREEMENT



                                     BETWEEN



                                 LUCRETIA GMBH,

                                   AS SELLER,

                       USC MAY VERPACKUNGEN HOLDING INC.,

                                    AS BUYER,

                            MAY HOLDING GMBH & CO. KG

                                       AND

                              U.S. CAN CORPORATION



                                      DATED



                                DECEMBER 22, 1999






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                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Section 1 - Interpretation                                                 2

Section 2 - Sale and Purchase                                              9

Section 3 - Consideration                                                  9

Section 4 - Conditions Precedent                                          11

Section 5 - Closing                                                       12

Section 6 - Additional Undertakings                                       14

Section 7 - Effective Date Financial Statements                           22

Section 8 - Representations and Warranties of Seller                      25

Section 9 - Representations and Warranties of Buyer                       41

Section 10 - Survival of Representations; Indemnification; Remedies       42

Section 11 - Trademark and Name                                           49

Section 12 - Termination                                                  50

Section 13 - Rescission                                                   51

Section 14 - Costs                                                        53

Section 15 - No Waivers                                                   53

Section 16 - Assignment                                                   54

Section 17 - Guarantee                                                    55

Section 18 - Entire Agreement                                             55



                                       3

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Section 19 - Time of Essence                                              56

Section 20 - Language                                                     56

Section 21 - Notices                                                      56

Section 22 - Exclusivity                                                  58

Section 23 - Arbitration                                                  59

Section 24 - Non-Competition Undertaking                                  60

Section 25 - Counterparts                                                 62

Section 26 - Amendment                                                    62

Section 27 - Severability                                                 63

Section 28 - No Brokers                                                   63

Section 29 - Governing Law                                                63



                                LIST OF EXHIBITS

Exhibit A           -     First Lease Agreement

Exhibit B           -     Second Lease Agreement

Exhibit C           -     Option Agreement



                                LIST OF SCHEDULES

Schedule 4.1        -     German Cartel Office (Bundeskartellamt) Approval

Schedule 6.4(a)              -     SAP System Configuration




                                        4
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Schedule 6.8        -     Press Release

Schedule 7.2        -     Environmental Remedial Actions

Schedule 8.1        -     Subsidiaries and other Shares and Interests Held

Schedule 8.6        -     Options, etc.

Schedule 8.8(a)           -       Financial Statements

Schedule 8.8(d)           -       Off-Balance Sheet Obligations

Schedule 8.10       -     Bank Accounts

Schedule 8.13       -     Real Property and Real Property Leases

Schedule 8.14       -     Intellectual Property

Schedule 8.15       -     Contracts

Schedule 8.15(d)    -     Investments

Schedule 8.17       -     Insurance

Schedule 8.19       -     Tax Transfer Agreements

Schedule 8.21       -     Litigation

Schedule 8.22       -     Major Customers and Major Suppliers

Schedule 11         -     May Trademark




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                                                                    CONFIDENTIAL

THIS SALE AND PURCHASE AGREEMENT is made on December 22, 1999 (this "AGREEMENT")

BETWEEN:

(1) LUCRETIA GMBH, which has applied for but not yet registered the change of its name to May Beteiligungs GmbH, a limited liability company formed under the laws of the Federal Republic of Germany, having its principal offices at Peter-May-Strasse 45, 50374 Erftstadt, Germany, registered in the commercial register of the Cologne local court under HRB 31617 and represented by its duly authorized representatives, Thomas May and Heinz-Jurgen May, as Seller;

(2) USC MAY VERPACKUNGEN HOLDING INC., a corporation formed under the laws of the State of Delaware, having its principal offices at 900 Commerce Drive, Oak Brook, Illinois 60523, U.S.A., and represented by its duly authorized attorney-in-fact, Mark Nicolaides, as Buyer;

(3) MAY HOLDING GMBH & CO. KG, a limited partnership incorporated under the laws of Germany, having its principal offices at Peter-May-Strasse 45, 50374 Erftstadt, Germany, registered in the commercial register of the Bruhl local court under HRA 0768 and represented by its duly authorized representatives, Thomas May and Heinz-Jurgen May, as Seller's Guarantor; and

(4) U.S. CAN CORPORATION, a corporation formed under the laws of the State of Delaware, having its principal offices at 900 Commerce Drive, Oak Brook, Illinois 60523, U.S.A., and represented by its duly authorized attorney-in-fact, Mark Nicolaides, as Buyer's Guarantor;

WHEREAS:

(A) Seller (such and other capitalized terms being used herein with the meaning provided in Section 1 hereof) is the sole owner of (i) directly, as sole limited partner the only partnership interest (Kapitalkonto) in May Verpackungen GmbH & Co., KG, a limited partnership formed under the laws of the Federal Republic of Germany, having its principal offices at Peter-May-Strasse 45, 50374 Erftstadt, Germany, registered in the commercial register of the Bruhl local court under HRA 0820 (notwithstanding its legal form, hereinafter referred to as the "COMPANY") and (ii) indirectly through the Company, the Interests and Shares in the persons identified on Schedule



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         8.1 attached hereto (notwithstanding the legal form of such persons, hereinafter referred to as the "SUBSIDIARIES" and, together with the Company but excluding the Subsidiaries domiciled in Spain, hereinafter collectively referred to as the "GROUP COMPANIES"), and Seller is willing to sell such direct and indirect interests to Buyer;

(B) May Verpackungen Verwaltungs GmbH is the sole general partner of the Company holding no capital interest in it; and

(C) Buyer is willing to purchase the Company Interest and thus, indirectly, the Company's direct or indirect shareholdings and other interests in the Subsidiaries on the terms and subject to the conditions contained in this Agreement.

THE PARTIES AGREE as follows:

1.       INTERPRETATION

1.1      In this Agreement:

         "AFFILIATE" shall mean, with respect to person or entity, any person or entity, or persons or entities acting in concert, which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity;

         "AGGREGATE SAP AMOUNT" shall have the meaning provided in Section
         6.4(a);

         "AGGREGATE THRESHOLD" shall have the meaning provided in Section 10.4;

         "ARBITRAL DISPUTE" shall have the meaning provided in Section 23.1;

         "BANK ONE" means Bank One, N.A., Frankfurt Branch, Hochstr. 35-37, 60313 Frankfurt am Main, Germany;

         "BUSINESS DAY" shall mean a day other than a Saturday or Sunday or public holiday in Cologne, Germany or Chicago, Illinois, U.S.A.;

         "BUYER" shall mean USC May Verpackungen Holding Inc., each assignee of Buyer pursuant hereto and each of their respective legal successors;


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         "BUYER'S GUARANTOR" shall mean U.S. Can Corporation, each assignee of
         U.S. Can Corporation pursuant hereto and each of their respective legal successors;

         "CLAIMS" shall mean demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, attorneys' fees and disbursements;

         "CLOSING" shall mean the transfer and delivery by Seller of the Company Interest to Buyer against payment of the Purchase Price into the Joint Account and the other transactions contemplated to take place concurrently therewith in accordance with this Agreement;

         "CLOSING DATE" shall have the meaning set out in Section 5.1;

         "COLLECTIVE BARGAINING AGREEMENT" shall be construed broadly and shall include shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifvertrage) and similar labor agreements;

         "COMPANY" shall have the meaning provided in Recital (A);

         "COMPANY INTEREST" shall mean the entire partnership interest (Kapitalkonto) of the Company existing at Closing;

         "COMPUTER SYSTEM" shall have the meaning provided in Section 8.12;

         "CONTRACT" shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable;

         "CONTROL" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise);

         "COVERED TAX CLAIM" shall have the meaning provided in Section 10.7;

         "DM" shall mean the lawful currency for the time being of the Federal Republic of Germany;

         "DOCUMENTS" shall mean any paper or other material (including, without limitation, computer


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         storage media) on which is recorded information that may be evidentially used, including, without limitation, instruments, agreements, insurance policies, reports, studies, financial statements, other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials;

         "EFFECTIVE DATE" shall have the meaning provided in Section 5.1;

         "EFFECTIVE DATE FINANCIAL STATEMENTS" shall have the meaning set out in
         Section 7.1;

         "EMPLOYMENT AGREEMENT" shall mean (a) in the case of Jurgen May, an Employment Agreement in the form agreed (and initialed for identification) prior to the parties' execution of this Agreement between the Company, on the one hand, and Jurgen May, on the other hand, and (b) in the case of each of Walter Schmidt, Werner Fruhling and Friedhelm Pilarski, an addendum to the existing employment contract between each of them and the Company, which addendum shall be in the form agreed (and initialed for identification) prior to the parties' execution of this Agreement between the Company, on the one hand, and such employee, on the other hand;

         "ENCUMBRANCE" shall mean any mortgage, lien, pledge, right of first refusal, right of pre-emption, third-party right or interest, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, agreement, claim or equity of any kind;

         "ENVASUR" shall mean Envases Metalicos Del Sureste S.L. a company formed and existing under the laws of Spain;

         "ENVIRONMENTAL LAW" shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, in each case as in effect on the date of this Agreement (and not taking into account any future changes);

         "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, consent or other authorization

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         required by or pursuant to any applicable Environmental Law;

         "FINANCIAL STATEMENTS" shall mean (i) the audited balance sheet and statement of income and loss of each Group Company for the fiscal year ended March 31, 1999, and (ii) the unaudited consolidated and consolidating balance sheet and statement of income and loss of the Company for the fiscal year ended March 31, 1999;

         "FIRST LEASE AGREEMENT" shall mean the Lease Agreement relating to the Company's manufacturing facility at Erftstadt, Germany, in substantially the form of Exhibit A hereto;

         "GERMAN GAAP" shall mean at any time German generally accepted accounting principles at such time in effect;

         "GOVERNMENTAL AUTHORITY" shall mean any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including, without limitation, any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any public or private business association or self-regulating organization that acts in lieu of or in the same manner as a governmental agency or other instrumentality;

         "GROUP COMPANIES" shall have the meaning provided in Recital (A);

         "HAZARDOUS SUBSTANCE" shall mean any material or substance which is regulated, monitored or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any applicable Environmental Law;

         "INITIAL DATE" shall have the meaning provided in Section 5.1;

         "INTELLECTUAL PROPERTY" shall mean any and all trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, formulas and all other intangible assets, properties and rights. The "Company's Intellectual Property" shall mean any and all Intellectual Property used by any Group Company in the conduct of its businesses;


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         "INTERESTS" shall mean, with respect to any person existing in the legal form of a partnership in any jurisdiction, all interests of any nature whatsoever in such person relating to the ownership or control of such person, including without limitation partnership interests (Kapitalkonten), partner accounts (Kontokorrentkonten) and loan accounts (Darlehenskonten);

         "JOINT ACCOUNT" shall mean the bank account jointly owned by Seller and Buyer, Account No. 1012568, BLZ 503 304 00, Swift FNBC DE FX, at Bank One, N.A., Frankfurt Branch, Hochstr. 35-37, 60313 Frankfurt am Main, Germany;

         "KEY EMPLOYEE" shall mean each of Jurgen May, Walter Schmidt, Werner Fruhling and Friedhelm Pilarski;

         "LAW" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority;

         "LOGISTICS AGREEMENT" shall have the meaning provided in Section
         6.5(a);

         "MAJOR CUSTOMER" shall have the meaning provided in Section 8.22;

         "MAJOR SUPPLIER" shall have the meaning provided in Section 8.22;

         "MAY LOGISTIK" shall have the meaning provided in Section 6.5(a);

         "MAY TRADEMARK" shall have the meaning provided in Section 11;

          "MATERIAL ADVERSE EFFECT" shall mean an effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of any Group Company which results in or will result (and not just might or could result in) in (a)(i) a reduction in the gross income or (ii) a reduction in the assets or (iii) an increase in the liabilities, in any case of any Group Company of more than DM 10,000,000 or (b) a reduction in the profits of any Group Company of more than DM 1,500,000;

         "MEDIATION" shall have the meaning provided in Section 23.1;

         "NET EQUITY" shall mean the amount set forth on the Effective Date Financial Statements as the


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         consolidated shareholder capital of the Company (Eigenkapital) (the components of which, for the avoidance of doubt, the parties agree shall be Festkapital, Kapitalrucklage, Wahrungsausgleichsposten, Bilanzverlust and Underschiedsbetrag aus der Kapitalkonsolidierung in accordance with section 266 paragraph 3A HGB);

         "NEUTRAL ACCOUNTANT" shall have the meaning provided in Section 7.3;

         "OPTION AGREEMENT" shall mean the Deed of Option Agreement relating to the Company's warehouse facility at Erftstadt, Germany, in substantially the form of Exhibit C hereto;

         "ORDINARY COURSE OF BUSINESS" shall mean, as to any person, the ordinary course of business, consistent with past practices, of such person;

         "ORGANIZATIONAL DOCUMENTS" means the articles of association (Gesellschaftsvertrag or Satzung), the management rules
         (Geschaftsordnung) and the supervisory or advisory board rules (Geschaftsordnung des Aufsichtsrates bzw. Beirates), if any, and the current and complete extract of the commercial register
         (Handelsregisterauszug) with regard to the respective company or, in the case of the foreign subsidiaries, the respective documents in such jurisdiction;

         "PERMITS" shall have the meaning provided in Section 8.16;

         "PURCHASE PRICE" shall have the meaning set forth in Section 3.1;

         "QUALIFYING INDEMNIFICATION CLAIM" shall have the meaning provided in
         Section 10.4;

         "REAL PROPERTY" shall have the meaning provided in Section 8.13(a);

         "REAL PROPERTY LEASES" shall have the meaning provided in Section 8.13(a);

         "REGISTRABLE INTELLECTUAL PROPERTY" shall mean all Intellectual Property which is capable of being registered with any Governmental Authority pursuant to applicable Law;

         "RELATED DOCUMENTS" means each and every Document to be entered into by one or more of the parties hereto, the Group Companies and/or any of their respective Affiliates in connection with the completion of the transactions contemplated hereby, including, without limitation, the Logistics Agreement, the Employment Agreements, and the Real Property Leases;


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         "RELEVANT CLAIM" shall have the meaning provided in Section 10.5;

         "SAP SYSTEM" shall have the meaning provided in Section 8.12(b);

         "SECOND LEASE AGREEMENT" shall mean the Lease Agreement relating to the Company's warehouse facility at Erftstadt, Germany, in substantially the form of Exhibit B hereto;

          "SELLER" shall mean LUCRETIA GmbH, registered in the commercial register of the Cologne local court under HRB 31617, each assignee of Seller pursuant hereto and each of their respective legal successors;

         "SELLER GROUP" shall mean Seller and each of its Affiliates other than the Company and the Subsidiaries;

         "SELLER'S GUARANTOR" shall mean May Holding GmbH & Co. KG, registered in the commercial register of the Bruhl local court under HRA 0768, each assignee of May Holding GmbH & Co. KG pursuant hereto and each of their respective legal successors;

         "SHARES" shall mean, with respect to any person existing as a corporation, all of the equity share capital of such person, whether or not represented by share certificates or other Documents;

         "SOFTWARE" shall have the meaning provided in Section 8.12(b);

         "SUBSIDIARIES" shall have the meaning provided in Recital (A);

         "TAXES" shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding and unemployment taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

         "TERMINATION NOTICE" shall have the meaning provided in Section 4.3;


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         "THIRD PARTY CLAIMS" shall have the meaning provided in Section 10.6;
         and

         "WILH. WESSEL" shall have the meaning provided in Section 6.5(a).

1.2      In this Agreement, a reference to:

         a. an "AGREEMENT" shall mean any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings;

         b. a "PERSON" includes a reference to an individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association, Governmental Authority or other entity, and includes reference to that person's legal personal representatives and successors;

         c. a statutory provision includes a reference to the statutory provision as modified or reenacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement; and

         d. a Section, subsection, Schedule or exhibit, unless the context otherwise requires, is a reference to a Section or subsection of, or a schedule or exhibit to, this Agreement.

1.3      The headings in this Agreement do not affect its interpretation.

2.       SALE AND PURCHASE

2.1 On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase and accept the transfer from Seller, good, valid and marketable title to the entire Company Interest, free from Encumbrances, together with all rights attaching to such Company Interest as of and after the Effective Date.

2.2 The sale of the Company Interest shall include the right to receive all distributions in respect


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         thereof for any fiscal year ending after the fiscal year ending on
         December 31, 1999, but Seller shall retain the right to receive all dividends and distributions payable by the Company and the Subsidiaries in respect of the Company Interest with respect to the fiscal year ending on December 31, 1999 and the fiscal years prior thereto. The sale of the Company Interest does not include any partner accounts (Kontokorrentkonten) or loan accounts (Darlehenskonten); claims under such accounts shall be retained by Seller.

3.       CONSIDERATION

3.1 In consideration for its purchase of the Company Interest, Buyer shall pay to Seller a purchase price of DM 123,700,000 (in words one hundred twenty three million seven hundred thousand Deutsche Marks) (the "PURCHASE PRICE").

3.2 On the Closing Date, Buyer shall pay the Purchase Price into the Joint Account. Interest accrued (if any) on amounts deposited in the Joint Account shall be paid to the recipient of such amounts in accordance with Section 13.

3.3 In addition to any interest payable on amounts on deposit in the Joint Account, the Purchase Price shall bear interest as and from the Effective Date until the date on which the Purchase Price is paid into the Joint Account at a rate equal to 3-month EURIBOR plus 1% per annum; provided that, in the event that Buyer defaults in its obligation to pay the Purchase Price into the Joint Account on the Closing Date, then the Purchase Price shall bear interest as and from the Effective Date until the date on which the Purchase Price is paid into the Joint Account at a rate equal to 3-month EURIBOR plus 5%.

3.4 Amounts standing to the credit of the Joint Account shall be released in accordance with Section 13. The release of amounts standing to the credit of the Joint Account shall require the approval of Seller and Buyer both confirming that the requirements for a release to either Seller or Buyer pursuant to Section 13 have been satisfied; it being understood and agreed that Seller's delivery to Buyer and Bank One of a notice pursuant to Section 13.3(b)(ii) shall be deemed to constitute Seller's approval that the requirements for release to Buyer of amounts on deposit in the Joint Account have been satisfied. Seller's delivery to Buyer and Bank One of a notice of the nature referred to in Section 13.3(b)(ii) shall also constitute Seller's waiver of any further rights to amounts standing to the credit of the Joint Account. It is further understood and agreed that Buyer's delivery to Seller of a notice pursuant to Section 13.2(a) or 13.2(b) shall be deemed to constitute Buyer's approval that the requirements for release to Seller of amounts on deposit in the Joint Account have been satisfied. Buyer's delivery to Seller of a notice of the nature referred to in Section 13.2(a) or 13.2(b) shall also constitute Buyer's waiver of any further rights to amounts standing to the credit of the Joint Account.

3.5 Each of Buyer and Seller agree to give the approval referred to in the foregoing Section 3.4 promptly in accordance with the requirements of
         Section 13. If such approval is withheld by either party although the requirements for a release of the Purchase Price under Section 13 have been satisfied, the party withholding its approval shall pay interest on the amounts on deposit in the Joint Account for the period from the date when the requirements for a release of the Purchase Price under
         Section 13 were satisfied until the payment thereof to the party entitled thereto at a rate per annum equal to the excess of (i) 3-month EURIBOR plus 5% over (ii) the interest actually paid (if any) to such receiving party in respect of amounts on deposit in the Joint Account for such period.

4.       CONDITIONS PRECEDENT

4.1      Conditions Precedent

         The sale, purchase and transfer of the Company Interest is subject to the fulfillment (or waiver pursuant to Section 4.2(b)) at or prior to the Closing, of each of the following conditions:

         a.       German Cartel Office Approval

                  The approval of the German Cartel Office (Bundeskartellamt), in the form attached hereto as Schedule 4.1, shall remain in full force and effect as of the Closing Date.

         b.       No Judgment or Award

                  No action or proceeding by or before any governmental or judicial authority or arbitral tribunal shall have been instituted (and not subsequently settled, dismissed or otherwise terminated) which restrains or prohibits, or is reasonably expected to restrain, prohibit or invalidate, the transactions contemplated by this Agreement or any Related Document.

         c.       No Material Averse Effect

                  Since September 30, 1999, no Group Company shall have suffered a Material Adverse Effect.

4.2      Responsibility for Satisfaction; Waiver

         a. To the extent it is able, each party will use its reasonable best efforts to ensure the satisfaction of the condition set out in Section 4.1(a) and will notify the other party immediately upon becoming aware either (i) that any condition set out in Section 4.1 has been satisfied or (ii) circumstances or events have arisen or exist which are reasonably expected to cause one or more of such conditions not to be satisfied by the Effective Date. Without prejudice to the foregoing, it is agreed that all requests and inquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by Buyer and Seller in consultation with each other and each of Buyer and Seller shall promptly co-operate with and provide all necessary information and assistance that may be reasonably required by such government, agency, court or body upon being requested to do so by the other.

         b. Any of the conditions set forth in Sections 4.1(b) or (c) may be waived, in whole or part, by mutual agreement of the parties.

4.3      Non Satisfaction

         If any of the conditions set out in Section 4.1 has not been obtained within 90 days after the date of this Agreement, or such later date as Buyer and Seller may agree in writing, any party may elect to terminate this Agreement by giving to the other party notice in writing (a "TERMINATION NOTICE"), whereupon this Agreement shall forthwith terminate without prejudice to any rights and liabilities which may have already arisen.

5.       CLOSING

5.1      Closing

         The Closing shall, subject to satisfaction of all of the requirements of Sections 4 and 5 of this Agreement, take place on December 30, 1999 or, if any of the conditions set forth in Section 4.1 have not been satisfied on December 30, 1999, as soon as reasonably practicable on the date which is three Business Days following the date on which such condition have been satisfied (the "INITIAL DATE"), or in any event such other date as shall be mutually agreed upon by Buyer and Seller (the "CLOSING DATE"). Subject to the terms and conditions set forth in this Agreement, the Closing shall take place on the Closing Date at the offices of Mayer, Brown & Platt, Kaiser- Wilhelm-Ring 27-29, 50672 Cologne or such other place as may be mutually agreed between Buyer and Seller. Each of Buyer and Seller shall make all reasonable efforts to remove or cause to be removed any impediments to the Closing and to cause the Closing to take place as soon as is reasonably practicable and with the intent that Closing take place no later than December 31, 1999. Notwithstanding the actual date and time of Closing, the parties agree that as between themselves the sale and transfer of the Company Interest shall be effective as of December 31, 1999 at 11:59 p.m., Cologne time (the "EFFECTIVE DATE").

5.2      Deliveries by Seller

         At the Closing, Seller shall deliver to Buyer the following:

         a. a deed of transfer executed by Seller and May Verpackungen Verwaltungs GmbH in which (i) Seller transfers the Company Interest to Buyer with effect from the Effective Date and under the condition subsequent (auflosende Bedingung) that the transfer of the Company Interest to Buyer shall become ineffective with effect from the Effective Date in case of a rescission of this Agreement pursuant to Section 13, and (ii) May Verpackungen Verwaltungs GmbH consents to the transfer of the Company Interest to Buyer;

         b. a copy, certified to be true and correct by an authorized representative of Seller, of the resolutions adopted by all of the shareholders of Seller, authorizing the transactions contemplated by this Agreement and by the Related Documents;

         c. certificates from, or excerpts from the official registries of, the applicable Governmental Authorities in the jurisdictions of organization of Seller, Seller's Guarantor and each Group Company as to the legal existence of each such person and reflecting each such person's current status and any applications made but not yet registered;

         d.       copies of all Organizational Documents of each Group Company;

         e. extracts from land registries (Grundbuchauszuge), or other record of ownership, of each Group Company, dated as soon as practicable before the Closing and evidencing all Real Property owned by each Group Company and its ownership interest therein;

         f. the First Lease Agreement, duly executed by May Grundbesitz and the Company;

         g. the Second Lease Agreement, duly executed by May/Geske GbR and the Company;

         h. the Option Agreement, duly executed by May Grundbesitz, May/Geske GbR and the Company;

         i. a letter from SAP confirming that the Company may continue to use the SAP System, notwithstanding the transfer of the Company Interest to Buyer, until at least March 1, 2000, on the same terms as such system is used by the Company on the date hereof;

         j. the Employment Agreements, each duly executed by one of the Key Employees, on the one hand, and the Company, on the other hand; and

         k. a shareholder resolution of Envasur, waiving all rights of Envasur, under applicable Law or otherwise, with respect to any competing or potentially competing activities of Buyer's Guarantor and its Affiliates.

5.3      Deliveries by Buyer

         At the Closing, Buyer shall deliver to Seller the following:

         a. the Purchase Price, in immediately available funds deposited into the Joint Account;

         b. a copy, certified to be true and correct by an authorized representative of Buyer, of the resolutions adopted by Buyer's Guarantor authorizing the transactions contemplated by this Agreement and by the Related Documents;

         c. a certificate from, or an excerpt from the official registry of, the applicable Governmental

                  Authorities in the jurisdiction of organization of Buyer and Buyer's Guarantor, dated not more than fifteen Business Days prior to the Closing Date, as to the legal existence and good standing (as applicable) of Buyer;

         d. counterpart signature page to the deed of transfer referred to in Section 5.2(a), in which Buyer accepts the transfer of the Company Interest to it; and

         e. a letter from Bank One (i) confirming its agreement with the arrangements set forth in Sections 3.4 and 13 regarding payment of amounts standing to the credit of the Joint Account, (ii) confirming its agreement to pay interest at a rate of 3.5% per annum on amounts standing to the credit of the Joint Account for the period from the Closing Date until January 31,2000, and (iii) confirming the basis upon which interest payable on amounts standing to the credit of the Joint Account shall be determined (which basis shall be reasonably acceptable to Buyer and Seller) for periods after January 31, 2000.

6.       ADDITIONAL UNDERTAKINGS AND COVENANTS

         Buyer, on the one hand, and Seller, as applicable, on the other hand, hereby covenant and agree with each other as follows:

6.1      Consents and Approvals

         Without prejudice to the provisions of Section 4.2, Buyer and Seller shall take all measures reasonably necessary or advisable prior to the Closing to secure such consents, authorizations and approvals of Governmental Authorities and of private persons or entities with respect to the transactions contemplated by this Agreement and the Related Documents, and to the performance of all other obligations of the parties hereunder, as may be required by any applicable statute or regulation of Germany or any other country, state or other jurisdiction or by any agreement of any kind whatsoever to which Buyer, Seller, the Company or any Subsidiary is a party or by which Buyer, Seller, the Company or any Subsidiary is bound. Buyer and Seller shall (i) cooperate in the filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to applicable statutes, rules, regulations or orders of any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) use their respective reasonable best efforts to cause any applicable waiting periods thereunder to expire and any objections to the transactions contemplated hereby to be withdrawn before the Closing. In the event that there is a time limit on any filing, notification or submission of reports, the parties shall discuss in good faith the timing of any such filing, notification or submission of reports.

6.2      Access; Investigations by Buyer; Seller Third Party Claims

         a.       Access

                  Following the date of this Agreement, Seller will permit Buyer's representatives, upon reasonable notice to the Company, access during normal business hours to the premises and all the books and records of the Company and each Subsidiary and the directors and employees of the Company and each Subsidiary for any reasonable purpose, including for the purpose of confirming the accuracy of any of Seller's representations and warranties, and Seller's compliance with any of its undertakings, set forth herein.

         b.       Effect of Investigation

                  Buyer's investigation of the financial and operating data, and other information with respect to the business and assets of the Company and the Subsidiaries shall in no way affect the obligations of Seller with respect to the agreements, representations, warranties, covenants and indemnification obligations set forth in this Agreement.

         c.       Company Information

                  In connection with Seller's handling of any Third Party Claim (including any Covered Tax Claim), Buyer shall, upon reasonable notice to the Company, provide Seller with such copies of all information and records of the Company and each Subsidiary which Seller may reasonably request in connection with its handling of such Third Party Claim.

6.3      Operation of Business of the Group Companies

         a.       Ordinary Course of Business

                  Between the date of this Agreement and the Closing, Seller shall cause the Group Companies to incur and pay expenses and otherwise operate only in the Ordinary Course of Business and Seller shall procure that each Group Company makes all reasonable efforts to (i) preserve intact the present business organization of the Group Companies, (ii) retain its key employees and, to the extent advantageous to such Group Company, its personnel, (iii) preserve the good will and advantageous relationships of the Group Companies with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, (iv) prevent any event or circumstance which could have a Material Adverse Effect.

         b.       Certain Restrictions

                  Between the date of this Agreement and Closing, Seller shall cause each of the Group Companies not to, directly or indirectly: (i) issue any Interests or Shares or any options, warrants or other rights to subscribe for or purchase any Interests or Shares or any securities or obligations convertible into or exchangeable for such Interests or Shares;
                  (ii) declare, set aside or pay any dividend or distribution with respect to its Interests or Shares for the fiscal year ending December 31, 1999, or declare, set aside or pay any dividend or distribution with respect to its Interests or Shares for any fiscal year ending prior thereto the amount of which was not reflected as payable in the Financial Statements; (iii) directly or indirectly redeem, purchase or otherwise acquire any of its Interests or Shares; (iv) effect a split, reclassification or other change in or of any of its Interests or Shares; (v) amend its Organizational Documents, except for such amendments which have already been approved and disclosed to Buyer; (vi) consummate or commit to any consolidation, merger or sale of assets; (vii) purchase or commit to purchase all or substantially all of the assets of any person or consummate or commit to any other transaction outside the Ordinary Course of Business; (viii) take, omit or agree to take or omit any action that would cause a Material Adverse Effect; (ix) transfer, lease, sell, mortgage, pledge, dispose of or encumber any of its properties or assets other than the sale of finished goods in the Ordinary Course of Business and other than the sale of other assets in the Ordinary Course of Business not having an original acquisition value in excess of DM 100,000 in the aggregate; (x) authorize or commit to make capital expenditures in excess of DM 100,000 in the aggregate not committed to prior to the date of this Agreement (it being understood and agreed that the Group Companies are allowed to make capital expenditures exceeding DM 100,000 in the aggregate in cases of emergency (Gefahr im

                  Verzug) provided that Buyer is informed thereof afterwards as soon as practicable); (xi) establish, adopt, enter into or amend (except as required by Law or this Agreement) any Collective Bargaining Agreements, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, consultants or employees of any Group Company other than modifications to Collective Bargaining Agreements which are not material in the Ordinary Course of Business or the termination or amendment of employment contracts in the Ordinary Course of Business or the engagement of a number of new employees which is not material in the Ordinary Course of Business; (xii) settle or compromise any claims or litigation or waive, release or assign any material rights or claims that Buyer is directly or indirectly acquiring hereunder, other than the settlement of claims in the Ordinary Course of Business in an amount not in excess of DM 50,000 in the aggregate; (xiii) make any Tax election, settle or compromise any Tax liability, or waive or extend the statute of limitations in respect of any Taxes; (xiv) permit any insurance policy naming a Group Company as a beneficiary or loss payee or otherwise relating to the business conducted by any Group Company to be cancelled or terminated, other than with respect to policies the loss of which is not material to such Group Company; (xv) amend, restate or otherwise modify, or waive the provisions of, any Contract disclosed on Schedule
                  8.15 other than such actions which are not material to the Group Company party thereto and are taken in the Ordinary Course of Business; (xvi) collect any accounts receivable, withdraw cash, cash equivalents or other assets or pay accounts payable other than in the Ordinary Course of Business, or (xvii) make any loan to any person, other than travel advances to employees in the Ordinary Course of Business.

6.4      SAP System

         a. Seller agrees that, until the respective dates set forth below and except as provided in the following sentence, it shall be responsible for the payment, in the manner provided in clause
                  (b), of all costs and expenses incurred by the Company with respect to the installation and operation of the SAP System as presently configured (and as described in Schedule 6.4(a)) in excess of the sum (as from time to time in effect, the "AGGREGATE

              SAP AMOUNT") of:

              i. until December 31, 2004, the amount of DM 15,375 per month for the SAP license,

              ii. until December 31, 2004, the amount of DM 47,500 per month for support (including IT infrastructure),

              iii. until December 31, 2004, the amount of DM 32,535 per month for implementation,

              iv. until December 31, 2002, the amount of DM 42,090 for data center (DVO) usage, and

              v. until December 31, 2004, the amount of DM 15,000 per month with respect to the current installation and operation of scanning capabilities for the SAP System as described in
                    Schedule 6.4(a);

              provided that, if the Company terminates any of the services set forth in clauses (i) through (v) above at any time following the separation of the SAP System referred to in clause (c), the Aggregate SAP Amount shall be reduced by the amount set forth in such clause. Buyer shall notify Seller promptly of any change to the installation and operation (including data center usage) of the SAP System as presently configured; and provided, further, that the parties agree that the Company and its Subsidiaries (and not Seller nor any other member of the Seller Group) shall be responsible for the payment for all additional data use and additional system users and other system upgrades in excess of the amounts and numbers and configuration thereof presently in place with respect to the SAP System.

        b. Until the separation of the SAP System referred to in clause (c), the Company shall pay directly to Seller's Guarantor not later than the fifth day of each month the amounts set forth in clauses
              (i) through (v) above for such month, to the extent Seller's Guarantor is obligated to pay them to IBM/DVO or SAP, and Seller's Guarantor shall pay such amounts and any additional amounts for which it is responsible pursuant to clause (a) directly to IBM/DVO and SAP, as appropriate. Following the separation of the SAP System referred to in clause (c), Seller's Guarantor shall pay to the Company not later than the fifth day of each month for such month the amounts for which Seller's Guarantor is liable pursuant to clause (a) and the Company shall, to the extent it is obligated to pay them to IBM/DVO or SAP, pay such amounts directly to IBM/DVO and SAP, as appropriate.

        c. Seller and Buyer intend to split the SAP System as presently configured into two physically and functionally separate systems (including separate data center and support) during calendar year 2000, and with that goal in mind intend to negotiate and enter into separate contractual arrangements with IBM/DVO and SAP by March 1, 2000. Each of Buyer and Seller agrees to make all reasonable efforts to cooperate with each other in order to complete such separation as promptly as possible and to minimize the disruption to them and to any of their Affiliates (including the Group Companies) resulting from such separation. Seller agrees to pay for the project costs and expenses incurred by it and by the Company and its Affiliates in connection with the planning, implementation and completion of such separation, other than (i) the hardware and cabling costs of the Company and its Affiliates in connection with such separation, and (ii) without limiting Seller's obligation set forth in clause (a), the direct contractual costs incurred by the Company under its new contracts with IBM/DVO and SAP, including without limitation the cost of any new SAP license the Company may be required to purchase in connection therewith.

        d.    In the event that, following the separation referred to in clause
              (c), the Company terminates its separate contracts with IBM/DVO and SAP at any time, it shall nevertheless be obligated to continue to pay to Seller's Guarantor, until January 1, 2005, an amount of DM 32,535 per month. Except as set forth in the foregoing sentence, all other amounts paid prior to such termination by the Company to Seller's Guarantor in respect of the SAP System shall, upon the effectiveness of such termination, cease to be payable to Seller's Guarantor.

        e. Until the installation and implementation of the SAP System in the manner contemplated by Schedule 6.4(a) and Section 8.12, Seller's Guarantor shall continue to provide support for the implementation of the SAP System at the levels currently provided.

        f. Buyer shall have the option to acquire from Seller's Guarantor the license for the scanning system (Acsis) for the price paid therefor by Seller's Guarantor; provided that after such acquisition Buyer charges other users of such scanning system within the Seller Group, if any, amounts therefor which are no greater than those charged by Seller's Guarantor immediately prior to such acquisition with the exception of maintenance increases.

        g. The undertakings of Seller in this Section 6.4 are not subject to the limitations set forth in Section 10.

        h. All amounts set forth in this Section 6.4 are determined exclusive of any value added taxes which are payable in respect of such amounts.

6.5     Logistics

        a. With respect to the Logistics Agreement (Rahmenvereinbarung uber Logistikdienstleistungen) (the "LOGISTICS AGREEMENT") between the Company, Wilh. Wessel Nachfl. Blechemballagenfabrik GmbH & Co. KG ("WILH. WESSEL"), and May Logistik GmbH & Co. KG ("MAY LOGISTIK"), the parties agree that the services currently provided thereunder by May Logistik shall continue to be provided at the current prices and on the other current terms therefor for the period from the Effective Date until December 31, 2000, except as the parties thereto may otherwise mutually agree.

        b. Not later than August 15, 2000, May Logistik shall provide to the Company and Wilh. Wessel an offer to provide logistics services covering either (i) the existing needs of the Company and Wilh. Wessel or (ii) such expanded services as shall be necessary to meet the anticipated needs of the Company and Wilh. Wessel commencing on January 1, 2001 and as shall have been communicated by the Company to May Logistik not later than June 30, 2000.

        c. The Company and Wilh. Wessel shall, following receipt of such offer, be entitled to request a offer from third parties which shall be comparable to the offer of May Logistik in all material respects. The third party offer must include an offer to May Logistik (x) to take over all of the employees of May Logistik currently engaged in providing logistics services under the Logistics Agreement on not less favorable terms than the current employment conditions of such employees (it being understood and agreed that May Logistik shall be responsible for the pension obligations of such employees prior to any such transfer and that such third party shall take over such pension obligations against payment by May Logistik of the present value thereof), and (y) to acquire at book value all of the assets of May Logistik currently used in connection with the provision of logistics services under the Logistics Agreement.

        d.    In the event that the offer of May Logistik referred to in clause
              (b) is less favorable to the Company and Wilh. Wessel in any significant respect than the third party offer referred to in clause (c), then the Company and Wilh. Wessel shall, provided it shall have notified May Logistik of such election prior to September 30, 2000, be entitled to accept such third party offer and the parties shall, subject to such third party actually making and fulfilling the offer to May Logistik described in clause (c), procure the termination of the Logistics Agreement without further act as of December 31, 2000. As it is the parties' preference to continue the Logistics Agreement on mutually agreed terms, the Company may (but shall not be obligated to) permit May Logistik to improve its offer to make it competitive with such third party offer.

        e. To the extent of any inconsistency between this Section 6.5 and the Logistics Agreement, the terms of this Section 6.5 shall prevail, and Seller and Seller's Guarantor shall procure the same with May Logistik.

6.6     Notice of Breach

        Until the Closing Date, Seller agrees to notify Buyer of any event or circumstance which Seller considers to be a breach of any of its representations, warranties, covenants or agreements set forth herein.

6.7     Warranty Pass Through

        In connection with investments numbered 3, 5, 20, 22, 23 and 30 on
        Schedule 8.15(d), to the extent that Seller's Guarantor is the contracting party with the seller of the assets acquired in connection with such investments (and the Company is not contracting party thereto), then Seller's Guarantor shall procure that the Company receives the benefit of any seller warranties actually available to Seller's Guarantor in connection with such assets to the extent such warranties relate to assets owned or used by the Group Companies.

6.8     News Releases

        Subject to applicable laws and regulations and the rules of any stock exchange, neither party may, before or after the Closing, make or send any public announcement, communication or circular relating to the transactions contemplated hereby unless it has first obtained the other party's written consent, which may not be unreasonably withheld or delayed. The parties have agreed upon a press release to be issued upon their execution of this Agreement, the text of which is attached hereto as Schedule 6.8.

7.      EFFECTIVE DATE FINANCIAL STATEMENTS

7.1     Preparation of Effective Date Financial Statements

        As promptly as possible (and in any event within five months) following the Closing Date, the Company shall with the assistance of Seller and Buyer, prepare and deliver to Seller and Buyer consolidated financial statements for the Group Companies as of the Effective Date (the "EFFECTIVE DATE FINANCIAL STATEMENTS"). The Effective Date Financial Statements need not be consistent with Buyer's opening financial statements for the Group Companies as of December 31, 1999.

        The Effective Date Financial Statements shall be prepared in accordance with German GAAP consistently applied with the principles used to prepare the March 31, 1999 consolidated financial statements. Since many of the amounts that were the basis of the negotiations between Buyer and Seller were based on historical and projected financial statements prepared by Seller, it is understood that there cannot be undue enrichment to either party from practices that are different, if any, between the internal financial statements and projections and the audited financial statements in determining the net profit to be distributed to Seller for the period between April 1, 1999 and December 31, 1999. The Effective Date Financial Statements shall be reviewed jointly by Bachem Fervers Janssen Mehrhoff, Cologne, and Arthur Andersen, Frankfurt.

7.2     Certain Accruals

        a. The Effective Date Financial Statements shall contain an accrual in the amount of DM 250,000 to cover the remedial actions described on Schedule 7.2. The parties agree that the amount of such accrual shall fully cover Seller's responsibility for all costs of taking the remedial actions described on Schedule 7.2 and that Buyer shall not make any claim against Seller under this Agreement to be indemnified for such costs. For the avoidance of doubt, the preceding two sentences shall not limit Buyer's ability to bring claims under Section 10 (to the extent provided therein) with respect to violations by the Group Companies of or liability under applicable Environmental Laws arising out of the underlying events or circumstances which the remedial actions described in
              Schedule 7.2 are designed to test or avoid, including, for example, with respect to any release or discharge of Hazardous Substances into the environment covered by Section 8.20.

        b. The Effective Date Financial Statements shall contain an accrual in the amount of not less than DM 400,000 in respect of the claim by Konservenfabrik Siegfried Linkenheil KG referred to in its letter to the Company dated November 23, 1999. In the event that the full amount of such reserve is not needed to satisfy such claim, once such claim is fully and finally settled with Konservenfabrik Siegfried Linkenheil KG, the Company shall pay the amount of such reserve, if any, not needed to satisfy such claim (including any reimbursement by insurance therefor) to Seller.

7.3     Cooperation and Access

        Seller and Buyer shall (i) assist and co-operate with each other and the Company in the preparation of the Effective Date Financial Statements and (ii) grant to (and procure that the Company grants to) their representatives such access as each party shall reasonably request to any books, records or other information that may be used or useful in preparing or evaluating the Effective Date Financial Statements.

7.4     Approval Procedure

        The Effective Date Financial Statements shall be subject to the approval of both Seller and Buyer, such approval not to be unreasonably withheld or delayed. If Seller and Buyer cannot agree on the Effective Date Financial Statements within six months after the Closing Date, both parties may refer the unresolved disputed items of the Effective Date Financial Statements for final and binding resolution to KPMG, Cologne, or such other independent account firm as the parties may mutually select (the "NEUTRAL ACCOUNTANT"). The decision of the Neutral Accountant with respect to any dispute shall be in writing and shall, absent demonstrable error, be final, binding and conclusive on the parties. Before issuing a decision on the matter, the Neutral Accountant shall provide each party with the opportunity to deliver a statement of opinion. The fees and expenses of the Neutral Accountant, if any, shall be allocated between Seller and Buyer by the Neutral Accountant in such manner or proportions as he may consider appropriate.

7.5     Distribution of Profits

        Following Buyer's and Seller's acceptance of the audited Effective Date Financial Statements, Buyer shall promptly pass a partner's resolution and shall cause the Company to pass a shareholder's or partner's resolution for each Group Company declaring that all distributable profits for the Company and each other Group Company for the fiscal year ending December 31, 1999 are to be distributed, and Buyer shall procure that the Company shall promptly thereafter pay such distributable profits to Seller. Any set-off or retention rights of Buyer with respect to such distribution shall be excluded.

7.6     Interest

        The amount of any distribution payable to Seller pursuant to Section 7.5 shall bear interest at the rate of 3-month EURIBOR plus 1% from April 1, 2000 until the date of payment thereof.

7.7     Costs

        All costs and expenses of Bachem Fervers Janssen Mehrhoff with respect to the audit of the Effective Date Financial Statements shall be borne by the Company and the full amount thereof shall be reflected as expenses in the Effective Date Financial Statements. To the extent that such costs and expenses of Bachem Fervers Janssen Mehrhoff are not so reflected in the Effective Date Financial Statements, they shall be borne by Seller. All costs and expenses of Arthur Andersen with respect to the preparation of the Buyer's opening financial statements for the Group Companies as of December 31, 1999 and the Effective Date Financial Statements shall be borne by Buyer.

8.      REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants by way of independent guarantees (selbstandige Garantieerklarung) to Buyer, both on the date hereof and (except as expressly provided herein) on the Closing Date, that:

8.1     Organization and Standing

        Each of Seller and Seller's Guarantor is a legal entity duly organized and validly existing under the law of the Federal Republic of Germany and has the full and unrestricted power and authority to carry on its business as currently conducted, to enter into this Agreement and the Related Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

        The Company is a limited partnership duly organized and validly existing under the law of the Federal Republic of Germany and has the full and unrestricted power and authority to carry on its business as currently conducted and to enter into the Related Documents to which it is a party and to carry out the transactions contemplated thereby. The Company Interest has been validly issued.

        Each Subsidiary is a corporation or a limited partnership, as specified on Schedule 8.1 hereto, duly organized and validly existing under the laws of the jurisdiction of its formation and has the full and unrestricted power and authority to carry on its business as currently conducted and to enter into the Related Documents to which it is a party and to carry out the transactions contemplated thereby. Each of the Interests or the Shares of such Subsidiary, as the case may be, have been validly issued and, in the case of Shares, are fully paid and non-assessable.

        Except as set forth on Schedule 8.1, the Company has no direct or indirect subsidiaries, either wholly or partially owned, and the Company does not hold any direct or indirect Interests, Share, or economic, voting or management interest in any person or directly or indirectly own any security issued by any person.

8.2     Authorization

        The execution, delivery and performance by each of Seller and Seller's Guarantor of this Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by Seller and Seller's Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action and will not (i) conflict with, or violate any provision of, any term or provision of the Organizational Documents of Seller or Seller's Guarantor, as the case may be, or (ii) conflict with, or result in any breach of, or constitute a default under, any agreement to which Seller or Seller's Guarantor, as the case may be, is a party or by which it is bound.

        True, accurate and complete copies of the Organizational Documents, as in effect on the Closing Date, of each Group Company have been delivered to Buyer.

8.3     Binding Obligation

        This Agreement constitutes, and each Related Document to be executed by Seller or Seller's Guarantor, as the case may be, or their respective Affiliates, as applicable, when executed and delivered in accordance with the provisions hereof shall constitute, a valid and binding obligation of Seller, Seller's Guarantor or such Affiliate, as applicable, enforceable in accordance with its terms, except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

8.4     Consents and Approvals

        Except as have been obtained or will have been obtained by the Closing Date, (i) there is no requirement applicable to Seller, Seller's Guarantor or any of their respective Affiliates, to make any filing with, or to obtain any permit, authorization, consent or approval of any public body or other third party as a condition to the lawful consummation of the transactions contemplated by this Agreement, and (ii) there is no requirement that any party consent to the execution of this Agreement, and the consummation of the transactions contemplated by this Agreement or any Related Document by Seller, Seller's Guarantor or its Affiliates.

8.5     Compliance with Law

        Each Group Company and all of its operations, properties and assets are in compliance with, and no violation exists under, any and all Laws applicable thereto.

8.6     Ownership of Company Interest

        Seller is the sole legal and beneficial owner of the Company Interest, free and clear of all Encumbrances. Seller has full legal power, right and authority to sell and convey to Buyer full legal and beneficial title to all of the Company Interest, and Seller's sale of the Company Interest to Buyer pursuant to this Agreement will transfer good and marketable title thereto, free and clear of all Encumbrances. The Company Interest is not subject to any options, warrants, rights of first refusal, co-sale rights, or any other restrictions. There are no Interests with respect to the Company outstanding other than (i) the Company Interest, (ii) Interests held in the Company by May Verpackungen Verwaltungs GmbH and (iii) loan accounts (Darlehenskonten) and partner accounts (Kontokorrentkonten), including without limitation in respect of profits of the Company for fiscal periods ending on or prior to December 31, 1999, provided that such accounts are included in the Effective Date Financial Statements as liabilities (and are thus deducted from the computation of the shareholder capital (Eigenkapital) of the Company set forth on such Effective Date Financial Statements) in accordance with Section 7.5.

        Except as set forth on Schedule 8.6, there are no outstanding contractual obligations of Seller, the Company or any Subsidiary which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any Interests or Shares of the Company or any Subsidiary or the management or operation of the Company or any Subsidiary. Except for Seller's rights as a holder of Shares, no person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company and the Subsidiaries or any component or portion thereof, or any increase or decrease in any of the foregoing, other than employee bonus schemes calculated on the basis of the profits of the relevant Group Company and provided for in employment agreements disclosed to Buyer pursuant to Section 8.15. No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any of the Company Interest or other ownership interests or any other security giving rise to a right over the ownership of or interest in the Company under any option or other agreement (including conversion rights and rights of pre-emption). There are no agreements or obligations to create any Encumbrances on the Company Interest.

8.7     Ownership of Subsidiary Interests and Shares

        The Company and/or the other Group Companies are the sole record and beneficial owners of the Interests and Shares identified on Schedule 8.1 hereto, including without limitation all of the Shares of May Verpackungen Verwaltungs GmbH, the sole general partner of the Company, in each case free and clear of all Encumbrances. Except with respect to the right to receive dividends and distributions as provided in Section 2.2, such Interests and Shares are not subject to any options, warrants or other restrictions or Encumbrances. Each Group Company owning such Shares and Interests has full legal power, right and authority to sell and convey to any person legal and beneficial title to such Interests and Shares, except that the right to receive certain dividends and distributions shall remain with Seller pursuant to Section 2.2. Following Seller's sale of the Company Interest to Buyer, the Company will, except as provided in Section 2.2, retain good and marketable title to such Interests and Shares, including without limitation all of the Shares of May Verpackungen Verwaltungs GmbH, the sole general partner of the Company, in each case free and clear of all Encumbrances. Such Interests and Shares are not subject to any options, warrants, rights of first refusal, co-sale rights, or any other restrictions.

8.8     Financial Statements

        a. The Financial Statements attached as Schedule 8.8(a) hereto present a true and fair view of the consolidated and consolidating balance sheet of the Group Companies as of March 31, 1999 and the consolidated and consolidating income statement of the Group Companies for the periods covered thereby, in each case taken as a whole, and in each case in conformity with German GAAP applied consistently during such periods in accordance with the past accounting practices of Seller; provided that, in the unaudited consolidated financial statements, an elimination of inter-company profits has not been made.

        b. The Effective Date Financial Statements, when prepared in accordance with Section 7, shall present a true and fair view of the consolidated and consolidating balance sheet of the Group Companies as of December 31, 1999 and the consolidated and consolidating income statement of the Group Companies for the periods covered thereby, in each case taken as a whole, and in each case in conformity with German GAAP applied consistently during such periods in accordance with the past accounting practices of Seller (provided that the Effective Date Financial Statements shall provide for an elimination of inter-company profits).

        c. The Company's Net Equity stated on the Effective Date Financial Statements shall be equal to or greater than DM 22,667,904.

        d. Except as set forth on Schedule 8.8(d), no Group Company has any off-balance sheet obligation in respect of any financings (such as lease arrangements).

8.9     No Material Adverse Effect

        Since March 31, 1999, no Group Company has suffered any Material Adverse Effect.

8.10    Bank Accounts

        Schedule 8.10 sets forth the names of all banks or other financial institutions with which any Group Company has an account or safe deposit box on the date of this Agreement, and such Schedule 8.10 identifies each such account and safe deposit box, together with the names of all persons authorized to draw therefrom or have access thereto. Up to and including the Closing Date, Seller shall deliver to Buyer written notice of all accounts and safe deposit boxes opened by any Group Company on or after the date hereof and on or prior to such Closing Date.

8.11    Properties and Assets

        Other than due to (i) retention of title clauses and (ii) statutory security rights (e.g., landlord liens), each Group Company has good and valid record and marketable title to, and are the lawful owners of or holders of valid leasehold interests in, all of the tangible and intangible assets, properties and rights used in connection with its business, free and clear of all Encumbrances. All of the tangible assets and properties of each Group Company with an original acquisition value in excess of DM 20,000, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear). Immediately after the Closing, the Group Companies shall own or have a continuing right to use all the assets, properties, rights, know-how, processes and ability which are required for or currently used in connection with the operation of their respective businesses as they are presently conducted.

8.12    Computer Software

        a. All of the Software used by any Group Company complies with the necessary requirements to function efficiently after December 31, 1999, and is otherwise "Year 2000 Compliant."

        b. Each Group Company has all of the software necessary to operate in the Ordinary Course of Business (the "SOFTWARE"). The Software, including without limitation the system provided by IBM and SAP (the "SAP SYSTEM"), is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes. No Group Company has knowingly altered its data, or any Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other from. On the basis of its use of the virus program "Inoculate IT" (version 4.53) throughout the network, Seller has no knowledge of the existence of any bugs or viruses with respect to the Software.

        c. To the extent that any of the Software has been designed or developed by the development staff of, or by consultants on behalf of, Seller, Seller's Guarantor or any Group Company, such Software is original and capable of copyright protection in the jurisdiction of such company and the applicable Group Company has complete rights to and ownership of such Software including possession of, or ready access to, the source code for such Software in its most recent version. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Neither Seller nor Seller's Guarantor nor any Group Company has sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software. The Software to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the applicable Group Company legitimately and is fully transferable hereunder without any third party consent. All of the computer hardware of the Group Companies has legitimately licensed software installed therein.

        d. Seller shall, to the maximum possible extent, pass through to Buyer and the Group Companies all manufacturer's and supplier's warranties and support contacts for the Software that are not owned by the Group Companies, and Seller shall, upon Buyer's reasonable request, execute each and every document that is necessary or appropriate to effectuate Buyer's and the Group Companies' obtaining and enjoying the benefits of any such pass-through warranty. The books and records of the Group Companies contain true and accurate copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Software.

8.13    Real Property

        a. Schedule 8.13 contains (i) excerpts of the land register owned by the Group Companies (the "REAL PROPERTY") and (ii) true, accurate and complete descriptions of the real estate held or used by the Group Companies under real property leases (the "REAL PROPERTY LEASES"). The Real Property and the land subject to the Real Property Leases constitute all of the land owned, held or used by the Group Companies in the conduct of their respective businesses. Seller has delivered to Buyer true, accurate and complete copies of the Real Property Leases and the most recent surveys (if any) for the Real Property in the possession of Seller or any Group Company, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession or control relating to any of the Real Property or land subject to a Real Property Lease.

        b. The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property or the land subject to a Real Property Lease, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, comply, subject to customary permitted exceptions, with any applicable zoning, environmental or health regulations or ordinance or any other similar Law.

        c. Except as set forth in Schedule 8.13 or as provided in a Real Property Lease, no parcel of land included in the Real Property or subject to a Real Property Lease relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Buyer prior to the date hereof. All covenants or other restrictions (if any) to which any of the Real Property is subject or to which any land subject to a Real Property Lease is subject are being in all respects properly performed and observed and, except for covenants contained in the Real Property Leases, do not provide for forfeiture or reversion of title if violated, and no Group Company has received any notice of violation (or claimed violation) thereof.

        d. Except as set forth in Schedule 8.13 or as provided in a Real Property Lease, each separate parcel of land included in the Real Property or subject to a Real Property Lease has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by applicable Laws and are otherwise sufficient in the Ordinary Course of Business of each Group Company. None of the Real Property is subject to any Encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business of any Group Company.

        e. Except as set forth on Schedule 8.13, there is no pending or, to Seller's knowledge, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property or the land subject to the Real Property Leases.

        f. All of the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies. None of the Real Property Leases have been amended or modified except as set forth on Schedule 8.13.

        g. No Group Company has received any notice of any, and there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date.

        h. All lessors under the Real Property Leases have consented or prior to Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement or the Related Agreements without requiring modification in the rights or obligations thereunder. There are no indications that the landlord with respect to any Real Property Lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases that would not be material.

8.14    Intellectual Property

        Schedule 8.14 sets forth a true, accurate and complete list of all of the Registrable Intellectual Property owned by any Group Company. Except as set forth on Schedule 8.14:

        a. all Intellectual Property used by the Group Companies in their businesses is owned by them free and clear of all Encumbrances, and is not subject to any license, royalty or other agreement, and no Group Company has granted any license or agreed to pay or receive any royalty in respect of any such Intellectual Property;

        b. no Registrable Intellectual Property of any Group Company has been or is the subject of any pending or threatened litigation or claim of infringement;

        c. no license or royalty agreement to which any Group Company is a party is in breach or default by any counterparty to such Group Company thereunder and no such counterparty is the subject of any notice of termination or default given or threatened under any such license or agreement;

        d. the products and services produced and sold by the Group Companies, any process, method, part, design, material or other Intellectual Property they employ, and the marketing and use by the Group Companies of any such product, service or Intellectual Property, in each case do not infringe any Registrable Intellectual Property or confidential or proprietary rights of another person, and no Group Company has received any notice contesting its right to use any such Intellectual Property; and

        e. each Group Company owns or possesses adequate rights in and to all Intellectual Property necessary to conduct their business in the Ordinary Course of Business.

8.15    Contracts

        Schedule 8.15 sets forth a true, accurate and complete list of all Contracts and arrangements of the following types to which any Group Company is a party or by which any of them is bound, or to which any of their respective assets or properties is subject:

        a.    any Collective Bargaining Agreement;

        b. any Contract or arrangement of any kind with any employee, officer or director of any Group Company or any of the respective Affiliates or relatives (within the meaning of ss. 15 AO (Angehoriger) of such individuals, or any Contract or other arrangement of any kind with Seller or any Affiliate of Seller; provided that, in the case of employment agreements providing for an annual remuneration of less than DM 100,000, Seller shall only be required to provide (i) a list of the Group Company employees (containing their names, ages and remuneration as of December 14, 1999), (ii) separate written disclosure of any other special material terms of employment and (iii) the model contracts currently in use by the Group Companies;

        c. any Contract or arrangement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agent, advertising agent or other person engaged in sales, distributing or promotional activities, or any Contract for a Group Company to act in one of the foregoing capacities on behalf of any person;

        d. any Contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of DM 100,000 or which cannot be fully performed within six months following the date of this Agreement, other than (i) Contracts for the purchase of raw materials in the Ordinary Course of Business at market prices on a one-time basis, (ii) Contracts to fulfill customer orders in the Ordinary Course of Business at customary prices on a one-time basis, whether or not under frame agreements, and (iii) maintenance and service agreement involving payments of less than DM 100,000 entered into in the Ordinary Course of Business; provided that Seller shall only be obligated to list prior to Closing a Contract relating to an investment listed on Schedule 8.15(d) to the extent that such Contract involves an amount in excess of DM 100,000 and such Contract is not yet fully performed;

        e. any Contract or arrangement pursuant to which any Group Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course of Business), including without limitation the credit agreement regarding the loan made by the Company to Envasur;

        f. any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing in excess of DM 100,000;

        g. any Contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

        h. any Contract or arrangement involving any restriction with respect to any Group Company's activities or the geographical area of operations or scope or type of business of any Group Company;

        i. any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of any Group Company involving an amount in excess of DM 50,000, or any Group Company is granted the authority to act for or on behalf of any person involving an amount in excess of DM 50,000;

        j.    any material Contract relating to the Computer System;

        k. any Contract not made in the Ordinary Course of Business which is to be performed in whole or in part at or after the date of this Agreement, other than any such Contracts having an aggregate contractual value, collectively, not in excess of DM 100,000;

        l. any Contract executed within a period of three years prior to the date of this Agreement, whether or not fully performed, relating to any acquisition or disposition of any Group Company or any predecessor in interest of any of them, or any acquisition or disposition by any Group Company or any predecessor in interest of any subsidiary, division, line of business, substantial portion of its assets or real property; and

        m. any Contract involving an amount in excess of DM 50,000 not specified above that is material to any Group Company.

        Seller has delivered to Buyer true, accurate and complete copies of each Document set forth on Schedule 8.15, and a written description of each oral arrangement so listed. Seller has delivered to Buyer true, accurate and complete copies of each Document in which its business conditions are contained which has been used in the business of the Company and the Subsidiaries and is in effect with respect to any third party on the date hereof.

8.16    Permits, etc.

        Each Group Company holds all licenses, certificates, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals (collectively, "PERMITS") necessary or appropriate for the carrying on of the businesses and operations of any Group Company as now carried on, as previously carried on and as proposed to be carried on. All such Permits are not limited in duration, are in full force and effect, have been and are being complied with and, will not be affected by the sale of the Company Interest to Buyer hereunder.

8.17    Insurance

        a. Schedule 8.17 sets forth a true, accurate and complete list of all policies of fire, liability, workmen's compensation, title and other forms of insurance owned, held by or applicable to the Group Companies (and their respective businesses and assets), and Seller has heretofore delivered to Buyer a true, accurate and complete copy of all such policies, including all occurrence-based policies applicable to the Group Companies (and their respective businesses and assets) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and
              (ii) all Contracts to which any Group Company is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Group Companies. Except as set forth on Schedule 8.17, no Group Company has been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years.

        b. Schedule 8.17 sets forth (except for claims disclosed on Schedule 8.21) a true, accurate and complete list of all claims which have been made by any Group Company within the past three years exceeding DM 50,000 under any workmen's compensation, general liability, property or other insurance policy applicable to any Group Company or any of its respective properties. Except as set forth on Schedule 8.17 or 8.21, there are no pending or threatened claims under any insurance policy exceeding DM 20,000. Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date and (iv) the amounts paid or expected to be paid or recovered.

        c. All product liability claims against any of the Group Companies arising out of a product produced by any of the Group Companies before Closing Date are covered by insurance policies of the Group Companies in place before the Closing Date, whether or not such product liability claim is reported to the relevant insurers before or after the Closing Date.

8.18    Employment and Labor Matters

        a. The Group Companies have and currently are conducting their respective businesses in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and non discrimination in employment.

        b. The relationships of the Group Companies with their respective employees and their unions are good and there is, and during the past three years there has been, no labor strike, slow-down, work stoppage or other similar labor difficulty affecting production actually pending or threatened against or involving any Group Company. No grievance or arbitration proceedings arising out of or under any Collective Bargaining Agreement to which any Group Company and their respective employees are subject is pending and no claim therefor has been asserted.

8.19    Taxes

        a. The amounts provided as a liability or accrual for Taxes on the Financial Statements are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including March 31, 1999 or to any years and periods prior thereto for which any Group Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any person. The amounts provided as a liability or accrual for Taxes on the Effective Date Financial Statements will be adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Effective Date or to any years and periods prior thereto for which any Group Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any person. There are no Encumbrances relating to Taxes (other than Encumbrances for current taxes not yet due and payable) upon the properties or assets of any Group Company.

        b. All filings in respect of Taxes which are required by applicable Law to have been made for any Group Company for all periods through and including the Closing Date have been made. All taxes shown as due on all such filings have been paid or fully reserved in the Financial Statements or will be paid or fully reserved in the Effective Date Financial Statements as described in clause
              (a). Each such filing is true, accurate and complete.

        c. Except as attached to Schedule 8.19 as an exhibit, no Group Company is a party to any profit and loss sharing agreement (Gewinn- und Verlustabfuhrungsvertrag).

8.20    Environmental Matters

        Except as provided in Section 7.2:

        a. the business and operations of the Group Companies are in full compliance with all applicable Environmental Laws, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Encumbrance or liability of any Group Company under any applicable Environmental Law;

        b. the Group Companies are in possession of all Environmental Permits required for the conduct or operation of their respective businesses (or any part thereof), and are in material compliance with all of the requirements and limitations included in such Environmental Permits;

        c. there are no, and no Group Company has used or stored any, Hazardous Substances in, on, or at any of the properties or facilities of any Group Company, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the properties or facilities of any Group Company, but only to the extent that any of the foregoing would, with or without notice or the passage of time or both, constitute a violation of or give rise to any Encumbrance or liability of any Group Company under any applicable Environmental Law;

        d. no Group Company has received any notice from any Governmental Authority or any other person that any aspect of the business, operations or facilities of any Group Company is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances in, at or under any location;

        e. no Group Company has deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to any property, but only to the extent that any of the foregoing would, with or without notice or the passage of time or both, constitute a violation of or give rise to any Encumbrance or liability of any Group Company under any applicable Environmental Law;

        f. no Group Company is the subject of any pending or threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law or clean up or remediation of any property;

        g. Seller has delivered all surveys, assessments, reports, correspondence, notices and other documents and written information regarding the environmental status of the properties or facilities of the Group Companies or the compliance of the business, operations or facilities of each Group Company with any Environmental Law;

        h. no condition has existed or event has occurred with respect to any property that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by any Group Company, any predecessor to any Group Company or any person that is or was an Affiliate of any Group Company, which property or subsidiary has been sold, transferred or disposed or for which any lease has terminated that in any case would, with or without notice, passage of time or both, give rise to any present or future liability of any Group Company pursuant to any applicable Environmental Law; and

        i. there has been no release or, to Seller's knowledge, threatened release of any Hazardous Substance at, from or under any Group Company's property, now or previously owned or used, or that of predecessor parties, but only to the extent that any of the foregoing would, with or without notice or the passage of time or both, constitute a violation of or give rise to any Encumbrance or liability of any Group Company under any applicable Environmental Law.

8.21    Litigation

        a. Except as set forth on Schedule 8.21, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations involving an amount in dispute in excess of DM 50,000 pending or threatened against or affecting any Group Company or any of their respective officers, directors, employees, agents or stockholders thereof in their capacity as such, or any of the properties or businesses of any Group Company.

        b. There are no and have not in the last two years been any actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations involving an amount in dispute in excess of DM 50,000 involving or brought by any Governmental Authority against any Group Company.

        c. There are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller, any Group Company with respect to this Agreement or any Related Document, or in connection with the transactions contemplated hereby or thereby, and Seller has no reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

8.22    Customers and Suppliers

        Schedule 8.22 lists (a) the ten customers of the Group Companies having the highest revenues during the 12-month period ended October 31, 1999 ("MAJOR CUSTOMERS"), together with the amount of the Group Companies' sales to each such Major Customer during such period, and (b) each supplier ("MAJOR SUPPLIER") from whom the Group Companies purchased or commissioned more than DM 3,000,000 of materials, products, or services during the 12-month period ended October 31, 1999, together with the amount of the Group Companies' purchases from each such Major Supplier during such period. Except as set forth on Schedule 8.22, neither Seller nor any Group Company knows or has received any notice that any Major Customer or Major Supplier has or will reduce the amount of products purchased by or the materials, products or services supplied by, as applicable, such person.

8.23    Envasur

        No Group Company has or shall have any liability in respect of the Company having acted as managing director of Envasur at any time on or prior to the Closing Date.

8.24    Solvency

        Each Group Company is solvent and no order has been made, petition presented, resolution adopted or meeting convened for its dissolution, there are no actions or proceedings under any bankruptcy, insolvency, liquidation, reorganization or similar laws concerning any Group Company and no events have occurred which, under such laws, would justify any such actions or proceedings.

9.      REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller, both on the date hereof and (except as expressly provided herein) on the Closing Date, that:

9.1     Organization and Standing

        Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, U.S.A. and has the full and unrestricted corporate power and authority to enter into this

        Agreement and to carry out the transactions contemplated hereby.

9.2     Authorization

        The execution, delivery and performance by Buyer of this Agreement and all other Related Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate and shareholder action and will not (i) conflict with, or violate any provision of, any term or provision of the Organizational Documents of Buyer or (ii) conflict with, or result in any breach of, or constitute a default under, any Agreement to which Buyer is a party or by which Buyer is bound.

9.3     Binding Obligation

        This Agreement constitutes, and each Related Document to be executed by Buyer pursuant hereof when executed and delivered in accordance with the provisions hereof shall constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

9.4     Consents and Approvals

        Except as have been obtained or will have been obtained by the Closing Date, (i) there is no requirement applicable to Buyer, to make any filing with, or to obtain any permit, authorization, consent or approval of any public body or other third party as a condition to the lawful consummation of the transactions contemplated by this Agreement, and
        (ii) there is no requirement that any party consent to the execution of this Agreement, and the consummation of the transactions contemplated by this Agreement by Buyer.

10.     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

10.1    Survival

        All representations, warranties, covenants, and agreements made by any party to this Agreement herein or pursuant hereto shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto.

10.2    Agreement of Seller to Indemnify

        Subject to the conditions and limitations set forth in this Section 10, Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against and in respect of all Claims asserted against, imposed upon, resulting to or incurred by Buyer, any Group Company or any of their Affiliates arising out of or resulting from any breach of any representation, warranty, covenant or agreement given or made by Seller in this Agreement. In the event that Buyer makes any claim hereunder in respect of Seller's indemnity set forth in this Section 10, Seller shall be entitled, for a period of 30 days following receipt of any such claim, to try to put Buyer in the same position that Buyer would have been in had the breach of representation, warranty, covenant or agreement underlying such claim not occurred. If Seller fails to do so within such 30 day period, Buyer shall be entitled to make a claim for indemnification pursuant hereto.

10.3    Agreement of Buyer to Indemnify

        Subject to the conditions and limitations set forth in this Section 10, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against and in respect of all Claims asserted against, imposed upon, resulting to or incurred by Seller or its Affiliates arising out of or resulting from any breach of any representation, warranty, covenant or agreement given or made by Buyer in this Agreement. In the event that Seller makes any claim hereunder in respect of Buyer's indemnity set forth in this Section 10, Buyer shall be entitled, for a period of 30 days following receipt of any such claim, to try to put Seller in the same position that Seller would have been in had the breach of representation, warranty, covenant or underlying such claim not occurred. If Buyer fails to do so within such 30 day period, Seller shall be entitled to make a claim for indemnification pursuant hereto.

10.4    Indemnification Thresholds

        a. Except as set forth below, neither party shall have any indemnification obligations under this Section 10 in respect of a breach of any representation, warranty, covenant or agreement set forth in this Agreement, unless (i) the Claim arising from such breach is in an amount of not less than DM 50,000 (a "QUALIFYING INDEMNIFICATION CLAIM") and (ii) the aggregate Qualifying Indemnification Claims by Buyer against Seller exceed DM 1,000,000 (the "AGGREGATE THRESHOLD"), provided that these thresholds shall not apply to any Claim based on a breach of the warranties set forth in Sections 8.6 (Ownership), 8.7 (Ownership Subsidiaries),
              8.19 (Tax) and 8.23 (Envasur); and provided, further, that clauses
              (b) and (c) shall, to the extent provided therein, apply instead of the foregoing with respect to Claims arising out of breaches of Sections 8.12(a) (Year 2000 Compliance) and 8.20 (Environmental). In the event that the aggregate Qualifying Indemnification Claims by one party against the other exceed the Aggregate Threshold, the indemnifying party shall indemnify the other party in respect of the amount exceeding the Aggregate Threshold.

        b. In the case of any Claim arising from a breach of Section 8.12(a) (Year 2000 Compliance) with respect to the SAP System, there shall be no minimum amount for a Qualifying Indemnification Claim and no minimum amount for the Aggregate Threshold. In the case of any Claim arising from a breach of Section 8.12(a) (Year 2000 Compliance) other than as provided in the preceding sentence, there shall be no minimum amount for a Qualifying Indemnification Claim and the Aggregate Threshold shall be DM 100,000. In the case of any Claim arising from a breach of Section 8.20 (Environmental), a Qualifying Indemnification Claim must be not less than DM 200,000 (and, for the avoidance of doubt, such environmental Claims must also satisfy the same Aggregate Threshold of DM 1,000,000 applicable to other Claims pursuant to clause (a)).

        c. In the case of any Claim arising from a breach of Section 8.20 (Environmental) in connection with air emissions from the coating of the opening grove of the 73 0 easy-opening end machine, a Qualifying Indemnification Claim must be not less than DM 500,000 and there shall be no Aggregate Threshold.

        d. In the event Buyer makes a claim arising from a breach of Section 8.12(a) (Year 2000 Compliance) and Seller and Buyer cannot agree that such claim arises from a breach of Section 8.12(a) (Year 2000 Compliance), then Buyer may either withdraw such claim or cause the Company to engage TUV Rhineland to evaluate the facts and circumstances underlying such Claim to confirm that it relates to a "Year 2000 Compliance" problem referred to in such Section. The decision of TUV Rhineland with respect thereto shall, absent demonstrable error, be final and binding on the parties. The party against whom the TUV Rhineland decision is made shall pay for the costs and expenses of TUV Rhineland in conducting such evaluation.

        e. Notwithstanding the foregoing, no limitation shall apply to a claim for indemnification hereunder involving fraud or intentional or willful misconduct of a party, and the amount of any such claims for indemnification shall not be aggregated with any other claims for indemnification for purposes of determining a party's indemnification obligations under this Section 10.

10.5    Limitations

        Notwithstanding Sections 10.2 and 10.3 above, neither party shall have liability for claims for indemnification asserted by the other party with respect to any claim for indemnification under this Section 10 (a "RELEVANT CLAIM"):

        a. to the extent the Relevant Claim is correctly reflected as a liability or covered by accruals in the Effective Date Financial Statements;

        b. to the extent any Relevant Claim, other than a Relevant Claim based on a breach of the warranties set forth in Sections 8.6 (Ownership), 8.7 (Ownership Subsidiaries), 8.19 (Tax), 8.20 (Environmental) or 8.23 (Envasur), is asserted more than two years following the Closing Date; to the extent any Relevant Claim based on a breach of the warranties set forth in Sections 8.6 (Ownership) and 8.7 (Ownership Subsidiaries) is asserted more than thirty years following the Closing Date; to the extent any Relevant Claim based on a breach of the warranties set forth in
              Section 8.19 (Tax) is asserted more than six months following the date on which the relevant tax assessment has become final (nicht mehr aufheb- und anderbar) and unappealable (bestandskraftig); to the extent any Relevant Claim based on a breach of the warranties set forth in Section 8.20 (Environmental) is asserted more than five years following the Closing Date; and to the extent any Relevant Claim based on a breach of the warranties set forth in
              Section 8.23 (Envasur) is asserted after the statute of limitations with respect to claims that can be brought against the Company arising out of the circumstances described therein;

        c. to the extent that the amount of such Relevant Claim, other than a Relevant Claim based on a breach of the warranties set forth in Sections 8.6 (Ownership) or 8.7 (Ownership Subsidiaries) shall exceed (i) together with all indemnification claims previously paid by such party and its guarantor pursuant to this Section 10, DM 50,000,000 until the first anniversary of the Closing Date, and
              (ii) together with all claims previously paid by such party and its guarantor pursuant to this Section 10, DM 30,000,000 from and after the first anniversary following the Closing Date; and to the extent that the amount of such Relevant Claim based on a breach of the warranties set forth in Sections 8.6 (Ownership) or 8.7 (Ownership Subsidiaries), together with all indemnification claims previously paid by such party and its guarantor pursuant to this
              Section 10, exceed the Purchase Price;

        d. to the extent of any reasonable current value of any Taxes benefit that the party claiming indemnification or any of its Affiliates receives as a result of the matter giving rise to the Relevant Claim;

        e. to the extent of any reasonable current value of any savings or net benefit that the party claiming indemnification or any of its Affiliates receives as a result of the matter giving rise to the Relevant Claim; or

        f.    to the extent a Relevant Claim arising out of a breach of Section
              8.20 is caused by a change in the general type of use of the Real Property or the land subject to the Real Property Lease (e.g. change from manufacturing to use by the public) after the Closing Date which imposes additional requirements or burdens under applicable Environmental Law.

        For the avoidance of doubt, nothing in this Section 10 shall limit the legal obligation of either party to mitigate its losses in connection with any Claims subject to indemnification hereunder.

10.6    Third Party Claims

        The parties shall observe the following procedures with respect to any indemnification or other claims made hereunder by one party against the other party that arise from claims, demands, actions or causes of action made by third parties against Buyer, the Group Companies, Seller or any of their respective Affiliates ("THIRD PARTY CLAIMS"):

        a. The indemnified party hereunder shall notify the indemnifying party hereunder in writing promptly following the indemnified party's discovery of any Third Party Claim, describing such Third Party Claim in reasonable detail and providing copies of materials received from the third party relating thereto.

        b. In the event that the indemnifying party confirms its liability with respect to such Third Party Claim, the indemnifying party shall be entitled to assume the defense of, negotiate or otherwise resolve such claim. The indemnified party shall have the right (but not the obligation) to participate in the defense, negotiation or resolution thereof, and to employ counsel at its own cost and expense separate from the counsel employed by the indemnifying party. No such claim may be finally settled without the prior consent of the indemnified party if such settlement would have a direct financial effect on it for which it is not indemnified, such consent not to be unreasonably withheld or delayed.

        c. Until such time as the indemnifying party has confirmed to the indemnified party its liability with respect to such Third Party Claim, the indemnified party may engage counsel or representatives of its own choosing with respect to any such Third Party Claim, such representation (including the compromise or settlement of any such Third Party Claim and all other costs related thereto) to be undertaken on behalf of and for the account and risk of the indemnifying party; provided that, subject as provided in the following sentence, the compromise or settlement of any such Third Party Claim shall not be agreed by the indemnified party without prior notice to the indemnifying party of such intended compromise or settlement giving the indemnifying party reasonable opportunity to comment thereon and/or confirm liability and assume the defense of such Third Party Claim pursuant to clause (b); and provided, further, that the indemnified party shall permit the indemnifying party, upon the latter's written request, to participate in the defense, negotiation or resolution of any such Third Party Claim, or of such portion thereof as involves such party's obligation to indemnify, at the indemnifying party's cost and expense.

        d. The party undertaking the defense of any Third Party Claim shall keep the other party reasonably informed of the progress of the defense of, or other action taken in respect of, such Third Party Claim.

        e. Whether or not the indemnified party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall co-operate in the defense or prosecution thereof. Any settlement or compromise made or caused to be made in accordance with this Section 10.6 of any Third Party Claim shall also be binding upon each party hereto in the same manner as if a final judgment or decree had been entered by court of competent jurisdiction in the amount of such settlement or compromise.

10.7    Participation of Seller in Tax Proceedings

        Buyer and the Group Companies shall notify Seller promptly after receipt of the issuance of any tax assessments and/or any order announcing a tax audit or any other audit ordered by a Governmental Authority that may relate to the period up the Effective Date, such notice to include complete copies of all documents received with respect thereto by Buyer or the relevant Group Company. Seller shall be given the opportunity to examine all correspondence with respect to any such matter and may participate in all proceedings relating thereto. If requested by Seller, Buyer shall, and shall cause each Group Company to, contest any tax assessment relating to any liability for Taxes for which Buyer is indemnified hereunder (a "COVERED TAX CLAIM"). Seller shall reimburse to Buyer all costs and expenses reasonably incurred by Buyer, the Company or its Subsidiaries in connection therewith as and when incurred. If Seller requests Buyer or any Group Company to commence legal proceedings against any Governmental Authorities with respect to any Covered Tax Claim, Buyer or such Group Company, as the case may be, may elect instead to authorize Seller or a person designated by Seller to commence such proceedings and to pursue, at Seller's own cost and expense, all legal remedies with respect thereto, including contesting such claim, handling any legal proceeding with respect thereto, contesting or appealing any judgment or order with respect thereto, entering into negotiations to settle such claims and concluding settlement agreements with respect thereto, or taking any other measures with regard to such claims as Seller shall in its reasonable judgment deem appropriate; provided that Seller shall hold harmless Buyer and the Group Companies from any and all liabilities arising out of such authorization.

10.8    Tax Refunds

        To the extent that the amount reserved for the payment of Taxes in the Financial Statements and the Effective Date Financial Statements exceeds the total amount of Taxes finally paid by the Group Companies after the last date on which all relevant tax assessment have become final (nicht mehr aufheb- und anderbar) and unappealable (bestandskraftig), Buyer shall repay to Seller the amount of such excess.

10.9    Exclusive Remedy

        Except as expressly provided herein, the indemnification provided in this Section 10 shall be the exclusive remedies of Buyer and Seller as among themselves with respect to any Claims asserted against, imposed upon, resulting to or incurred by any of them arising out of or resulting from any breach of any representation, warranty, covenant or agreement given or made by any of them in this Agreement; provided that, notwithstanding the foregoing, the foregoing limitation shall not apply to any claim brought on the basis of the fraud or intentional or willful misconduct of a party, and Buyer and Seller shall be entitled to seek specific performance, injunctive or other equitable relief where money damages may not be an adequate remedy.

10.10   Continuity of Indemnities and Undertakings.

        Seller and Seller's Guarantor agree that all indemnities and undertakings provided by them in this Agreement shall inure to the benefit of and be enforceable by all subsequent purchasers of the Company Interest from Buyer, directly and indirectly.

10.11   Subrogation

        Upon settlement of Seller's liability under this Agreement, Buyer shall, and shall cause the Company and its Subsidiaries to, assign to Seller, Seller's Guarantor or any person designated by Seller any rights and claims that they may have against third parties with respect to the matters indemnified up to the amount of indemnification by Seller or Seller's Guarantor, if such claims were not assigned by operation of law. All such claims, whether assigned or transferred by operation of law, shall be subordinated to all remaining claims of Buyer, the Company and the Subsidiaries against such third party, in the event such remaining claims could have not been recovered from Seller pursuant to the limitations in this Section 10.

11.     TRADEMARK AND NAME

11.1    License

        Subject to Sections 11.2 through 11.5, inclusive, Seller's Guarantor hereby grants to the Company a non-exclusive, royalty-free license for the bona fide use of the "May" trademark set forth on Schedule 11 (the "MAY TRADEMARK") on a world-wide basis for a period of five years following the Closing Date. The license is restricted to the scope of the present use of the May Trademark by the Group Companies.

11.2    Use of Name

        Buyer and its Affiliates are allowed to make bona fide use of the terms "May Verpackungen", "May Metallverpackungen" and 'May Can" as part of and in materials referring to their names for the period for which the license provided in Section 11.1 is effective pursuant to this Section
        11. Neither Buyer nor any of its Affiliates may use the term "May" in its name without using the term "Verpackungen", "Metallverpackungen" , "Metal Packaging" or "Can" therewith.

11.3    Bona Fide Use

        The use of the May Trademark and names will be considered to be bona fide if used in good faith to market metal packaging products and services.

11.4    Revocation

        If Buyer or any of its Affiliates makes use of the May Trademark in breach of the bona fide requirement in Section 11.3, Seller's Guarantor is entitled to revoke the license wholly or partly at its own discretion.

11.5    Indemnification

        Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all fines, suits, claims, demands, penalties, losses and actions (including the reasonable fees and expenses of lawyers) arising from any non-bona fide use of the May Trademark or the term "May" as part of the company name pursuant to
        Section 11.2 by Buyer or its Affiliates.

12.     TERMINATION

12.1    Termination

        This Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

        a.    by the mutual consent of Buyer and Seller; or

        b.    by Seller or Buyer pursuant to Section 4.3.

12.2    Effect of Termination

        In the event this Agreement is terminated as provided in this Section 12, this Agreement shall, except as expressly provided herein, forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; provided that the provisions of
        Section 23 relating to Arbitration shall not be extinguished but shall survive such termination in accordance with their respective terms.

13.     RESCISSION

13.1    Rescission

        This Agreement may be rescinded by Seller, but only in accordance with this Section 13.

13.2    Buyer Notice

        On or prior to January 31, 2000, Buyer shall deliver to Seller written notice to the effect of one of the following:

        a. Buyer has no Claims to make against Seller under Section 10 arising out of Seller's representation and warranty in Section 8.12(a); or

        b. Buyer has or may have Claims to make against Seller under Section 10 arising out of Seller's representation and warranty in Section 8.12(a), which notice shall itemize the nature and estimated cost of repairing or compensating Buyer for such Claims, to the greatest extent practicable, and which estimated costs are less than DM 10,000,000; or

        c. Buyer has Claims to make against Seller under Section 10 arising out of Seller's representation and warranty in Section 8.12(a), which notice shall itemize the nature and estimated cost of repairing or compensating Buyer for such Claims, and which estimated costs equal or exceed DM 10,000,000.

        In the event that Buyer fails to give notice by January 31, 2000 in accordance with the foregoing, Buyer shall be deemed to have delivered the notice described in Section 13.2(a).

13.3    Seller Response

        Following receipt or deemed receipt of Buyer's notice pursuant to
        Section 13.2, the following shall occur:

        a. upon Seller's receipt or deemed receipt of a notice of the nature described in Section 13.2(a) or (b), Seller shall forthwith become entitled to receive all of the funds then on deposit in the Joint Account, together with all interest accrued thereon; and

        b.    upon Seller's receipt of a notice of the nature described in
              Section 13.2(c), Seller shall be entitled to either:

              i. confirm that its indemnity undertaking set forth in Section 10 covers the Claims identified in Buyer's notice, whereupon Seller shall forthwith become entitled to receive all of the funds then on deposit in the Joint Account, together with all interest accrued thereon, or

              ii. state by written notice to Buyer and to Bank One that it rescinds this Agreement, whereupon this Agreement shall forthwith be rescinded and Buyer shall become entitled to receive all of the funds then on deposit in the Joint Account, together with all interest accrued thereon.

              In the event that Seller fails to deliver any notice of the nature referred to in Section 13.3(b) or fails to deliver a notice conforming with either clause (b)(i) or (b)(ii), in either case on or prior to March 1, 2000, then Seller shall be deemed to have delivered a notice of the nature described in Section 13.3(b)(ii) with the effects set forth therein and in Section 3.4; provided that such deadline shall be postponed until a date which is 10 days following the completion of the TUV Rhineland evaluation set forth in Section 10.4(d) in the event that such an evaluation is demanded by Seller by notice to Buyer on or prior to February 15, 2000.

13.4    Effect of Rescission

        In the event this Agreement is rescinded as provided in this Section 13,
        (a) this Agreement shall, except as expressly provided herein, forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; provided that the provisions of
        Section 23 relating to Arbitration shall not be extinguished but shall survive such termination in accordance with their respective terms, and
        (b) title to the Company Interest shall revert to Seller, with effect from the Effective Date, free and clear of all Encumbrances pursuant to the condition subsequent in the deed of transfer referred to in Section 5.2(a). In the case of rescission under this Section 13, Seller shall hold Buyer harmless without limitation for any and all Claims which may be brought against Buyer and its Affiliates resulting from Buyer owning the Company Interest for the period from the Closing Date until the effective date of such rescission.

13.5    Irrevocable Instruction

        In the event that Buyer at any time becomes entitled to receive the amounts on deposit in the Joint Account pursuant to this Section 13, Buyer hereby irrevocably instructs Bank One to transfer and apply such amounts directly toward repayment of obligations of Buyer owing to such bank or to any bank syndicate in which such bank is a member. Except as provided in this Section 13, including the foregoing sentence, each of Buyer and Seller agree not to create any Encumbrance over amounts on deposit in the Joint Account.

14.     COSTS

        Except where this Agreement provides otherwise, each party shall pay its own costs and expenses (and any value added tax thereon), including, without limitation, its legal and accounting costs and expenses, relating to the negotiation, preparation, execution and performance by it of this Agreement and of each Related Document referred to herein; provided that Buyer shall bear all notarial costs and court fees incurred in connection with the execution of this Agreement and each Related Document, as well as all real estate transfer taxes, fees of merger control authorities and other duties, fees and taxes whatsoever in connection with the transfer of the Company Interest to Buyer in the manner contemplated herein.

15.     NO WAIVERS

        The failure to exercise or delay in exercising a right, power, or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right, power, or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

16.     ASSIGNMENT

16.1    Restriction on Assignment

        Subject to Sections 16.3 and 16.4 and except as provided in Section 10.10, this Agreement is personal to the parties to it. Accordingly, no party may, without the prior written consent of the others, assign or delegate its rights, duties or obligations arising under or out of this Agreement.


16.2    Seller's Guarantor

        a. Until five years following the Closing Date, Seller's Guarantor agrees that it shall promptly notify Buyer if at any time Seller's Guarantor learns that its consolidated shareholder capital (Eigenkapital) is less than twice the amount of the relevant aggregate maximum liability of Seller's indemnity obligations set forth in Section 10.5(c)(i) and (ii), as the case may be.

        b. Without limiting the foregoing, Seller's Guarantor agrees that it shall not suffer or permit to occur any transaction involving the sale, distribution or other transfer of its assets if, after giving effect to transaction, the consolidated shareholder capital (Eigenkapital) of Seller's Guarantor would be less than the relevant minimum amount referred to in clause (a)(i) unless, prior to the effectiveness of any such transaction, Seller's Guarantor either, at its election (i) delivers to Buyer a first demand bank guarantee from a commercial bank and on terms reasonably acceptable to Buyer against which Buyer may draw to satisfy Relevant Claims hereunder, or (ii) procures that the person obtaining such assets (A) has a consolidated shareholder capital (Eigenkapital) of not less than the relevant minimum amount referred to in clause (a)(i) and (B) enters into an assumption agreement expressly assuming and agreeing to perform in accordance herewith all of Sellers' Guarantor's obligations hereunder.

16.3    Assignment to Affiliates

        Notwithstanding any other provision of this Agreement, Buyer may, without the consent of Seller, assign or delegate its rights, duties or obligations arising under or out of this Agreement to any Affiliate of Buyer, provided that Buyer shall remain responsible for such assignee's performance of Buyer's obligations under this Agreement and for any Taxes arising out of such assignment. Notwithstanding any other provision of this Agreement, Seller may, without the consent of Buyer, assign or delegate its rights, duties or obligations arising under or out of this Agreement to any Affiliate of Seller owning at the time of such assignment the Company Interest, provided that Seller shall remain responsible for such assignee's performance of Seller's obligations under this Agreement and for any Taxes arising out of such assignment.

16.4    Assignment to Financing Banks

        Buyer is permitted to assign all of its rights hereunder, including without limitation Buyer's right to receive funds on deposit in the Joint Account pursuant to Sections 3.4 and 13, to one or more banking institutions as security for Buyer's obligations from time to time owing to such bank or banks in respect of loans obtained by Buyer to finance the Purchase Price payable hereunder.

16.5    Binding on Successors and Assigns.

        Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.

17.     GUARANTEE

        Seller's Guarantor hereby undertakes to perform jointly and severally (gesamtschuldnerisch) with Seller all obligations of Seller under this Agreement. Buyer's Guarantor hereby undertakes to perform jointly and severally (gesamtschuldnerisch) with Buyer all obligations of Buyer under this Agreement.

18.     ENTIRE AGREEMENT

18.1 This Agreement and each Related Document constitute the whole and only agreement between the parties relating to the subject matter of this Agreement and the Related Documents.

18.2 Except to the extent repeated in this Agreement or any of the Related Documents, this Agreement and the Related Documents supersede and extinguish all prior agreements, understandings and pre-contractual statements between the parties and their Affiliates relating thereto, including without limitation the offer letter dated October 8, 1999 as amended; provided that the parties agree that the Confidentiality Agreement between them, dated 19 October 1999, shall remain in full force and effect.

18.3 Each party acknowledges that in entering into this Agreement and the Related Documents or any of them on the terms set out therein, it is not relying upon any pre-contractual statement which is not expressly set out therein.

19.     TIME OF ESSENCE

        Except as otherwise expressly provided, time is of the essence of this Agreement.

20.     LANGUAGE

20.1 Each notice, or other material communication given, delivered or made by one party to another under or in connection with this Agreement shall be:

        a.    in English; or

        b.    if not in English, accompanied by an English translation.

20.2 The receiving party shall be entitled to assume the accuracy of, and to rely upon, any English translation of any document provided pursuant to this Agreement.

20.3 German terms used in this Agreement shall prevail over their English translation.

21.     NOTICES

21.1 A notice or other material communication under or in connection with this Agreement shall be in writing and shall be delivered by hand, courier, or facsimile to the address or facsimile number and for the attention of the relevant party as set out in this Agreement or another address specified by that party by written notice to the other parties.

21.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

        a.    if delivered personally, when left at the following addresses;

              Buyer:               USC May Verpackungen Holding Inc.
                                   900 Commerce Drive
                                   Oak Brook, Illinois 60523
                                   U.S.A.
                                   Fax:  +1-630-572-0822
                                   For the attention of: Steven K. Sims
                                                         General Counsel

                  Copy to:         U.S. Can Corporation
                                   900 Commerce Drive
                                   Oak Brook, Illinois 60523
                                   U.S.A.

                                   Fax:  +1-630-572-0822
                                   For the attention of: Steven K. Sims
                                                         General Counsel

                  Copy to:         Mayer, Brown & Platt
                                   Kaiser-Wilhelm-Ring 27-29
                                   59672 Cologne
                                   Germany
                                   Fax:   +49-221-577-1199
                                   For the attention of: Christof Gaudig

              Seller:              Lucretia GmbH
                                   Peter-May-Strasse 45
                                   50374 Erftstadt
                                   Germany,
                                   Fax:   +49-2235-808-261
                                   For the attention of: Thomas May

                  Copy to:         Deringer Tessin Herrmann & Sedemund
                                   Heumarkt 14
                                   50667 Cologne
                                   Germany
                                   Fax:    +49-221-205-0790
                                   For the attention of: Dr. Bernd Mertens

              Seller's Guarantor:  May Holding GmbH & Co. KG
                                   Peter-May-Strasse 45
                                   50374 Erftstadt
                                   Germany,
                                   Fax:     +49-2235-808-261
                                   For the attention of:  Thomas May

              Buyers Guarantor:    U.S. Can Corporation
                                   900 Commerce Drive

                                   Oak Brook, Illinois 60523
                                   U.S.A.
                                   Fax:     +1-630-572-0822
                                   For the attention of: Steven K. Sims
                                                         General Counsel

        b.    if sent by courier two days after sending it;

        c. if sent by fax, on completion of its transmission to the numbers given above and deposit of a copy of such notice or communication in the mail.

21.3 Any party shall be entitled to change the identity of the party or contact information to whom notices or other communications under or in connection with this Agreement should be given or directed at any time by notice in writing to the other parties.

22.     EXCLUSIVITY

In consideration of Buyer entering into this Agreement, Seller undertakes that, for the period between the date hereof and the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms, it will not, nor will it permit any of its officers, directors, employees, financial advisers, brokers, stockholders or any person acting on its behalf, to solicit or negotiate, or cause to be solicited or negotiated on behalf of Seller or its Affiliates, or provide or cause to be provided information to any third party in connection with, any proposal or offer from a third party with respect to the acquisition of the Company Interest, all or substantially all of the assets of the Group Companies or any indirect interest in such Company Interest or such assets.

23.     ARBITRATION

23.1    Arbitrable Dispute

        Any and all disputes, controversies and claims between the parties, arising under or with respect to the application, interpretation and enforceability of this Agreement, shall be amicably and promptly settled by negotiation and consultation between the parties, or otherwise in accordance with this Section 23. In the event the parties are unable to resolve the dispute, controversy or claim by negotiation, then any party may request that a formal mediation (a "MEDIATION") be held in a mutually convenient location in London, United Kingdom. The costs and fees of the mediator shall be shared among the involved parties equally, and each party shall bear its own costs and expenses with respect to any Mediation. If the parties are unable within thirty (30) days of the commencement of Mediation to settle such a dispute controversy or claim, any party may declare the matter an "ARBITRABLE DISPUTE" and submit the matter to arbitration in accordance with the terms of this Section 23.

23.2    Locale and Rules

        Any matter submitted to arbitration in accordance with this Section 23 shall be determined by binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The venue of the arbitration shall be London, England or at such other location as the parties may agree. The parties agree on the use of English as the single language in any arbitration proceeding; provided that documents existing in the German language can be produced in their original German language (together with an English translation thereof) and the original language version thereof shall be decisive.

23.3    Enforcement

        All decisions of the panel of arbitrators on any matter submitted for arbitration in accordance with this Agreement shall be final and binding on the parties. Any award rendered therein shall specify the findings of fact of the arbitrators and the reason for such award, with reference to and reliance on relevant law. Any party involved in the arbitration may submit the final decision of the arbitrators to any court of law having jurisdiction for enforcement and execution.

23.4    Currency

        Any award of damages made pursuant to this Section 23 shall be payable in the lawful currency for the time being of the Federal Republic of Germany or such other currency as may be agreed on.

23.5    Submission to Jurisdiction

        Each party agrees that it shall submit to the jurisdiction, procedures and authority of (i) any arbitral tribunal duly formed under this
        Section 23 in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, and (ii) the courts of any applicable jurisdiction with respect to the enforcement or execution of an arbitration award made in conformance with this Section 23.

23.6    Costs

        The reasonable costs and expenses (including attorneys and accountants fees) of the arbitration proceeding pursuant to this Section 23 shall be paid by the parties in inverse proportion to the extent to which the parties succeed upon the merits of the matter in dispute.

24.     NON-COMPETITION UNDERTAKING

24.1 Except as Buyer may expressly agree in writing, and except for persons working for a Group Company pursuant to an employment contract disclosed to Buyer prior to the Closing, each of Seller and Seller's Guarantor agrees that, from and after the date of this Agreement until five years after the Closing Date, Seller and Seller's Guarantor shall not, and shall not permit any of their Affiliates, directly or indirectly, to:

        a. compete in the metal packaging business in the Territory with the Company or any of its Affiliates or engage in, control, advise, manage, serve as a director, officer, or employee of, act as a consultant to, receive any economic benefit from or exert any influence upon, any business which conducts metal packaging activities in the Territory;

        b. solicit, divert or attempt to solicit or divert any party who is, was, or was solicited to become, a customer or supplier of the Company or any of its Affiliates at any time prior to the Closing Date;

        c. solicit for employment or encourage to leave their employment, any person who was during the two-year period prior to such solicitation or encouragement or is an officer or employee of the Company or any of its Affiliates;

        d. avail itself of or invest in any business opportunity which is related to the activities conducted by the Company or any of its Affiliates, other than as provided in Section 24.2; or

        e. make any disparaging statement to any third party, including the press or media, regarding the Company or any of its Affiliates.

        For purposes of this Section 24, the term "directly or indirectly" shall include acts or omissions of any proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any person acting on such person's behalf or behest. "TERRITORY" shall mean the Federal Republic of Germany and all other countries in which any Group Company has transacted material business prior to the Closing Date.

24.2    Nothing in Section 24.1 shall prevent Seller and its Affiliates from:

        a. acquiring or holding for investment purposes a financial interest in a publicly traded company not involving board or management representation (or comparable rights) in a amount of less than 5% of the total capital stock of the company involved;

        b. acquiring or holding an entity whose revenues attributable to competing activities amount to less than 5% of the Company's consolidated revenues in such activities on the date hereof; or

        c. acquiring an entity whose revenues attributable to competing activities amount to at least 5% but not more than 20% of the Company's consolidated revenues in such activities on the date hereof; provided that Seller shall divest within 6 months of acquisition the division of the entity acquired to which such revenues are attributed.

24.3 The parties agree that the production of PET plastic products comparable to the products currently produced by the Group Companies shall constitute activities competing with the metal packaging business for any purpose of Section 24.1, and that the production of all other PET plastic products shall not constitute activities competing with the metal packaging business for any purpose of Section 24.1.

24.4 Except as Seller may expressly agree in writing, Buyer agrees that, from and after the date of this Agreement until two years after the Closing Date, Buyer shall not, directly or indirectly, solicit for employment or encourage to leave their employment, any person who was during the two-year-period prior to such solicitation or encouragement or is an officer or employee of Seller or any of its Affiliates excluding the Company and its Subsidiaries.

24.5    In the event of actual or threatened breach of the provisions of this
        Section 24, Buyer and Seller, as the case may be, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining Seller or Buyer, as the case may be, from such conduct.

24.6 If at any time any of the provisions of this Section shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 24 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the parties expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

24.7 The provisions of this Section shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by Seller.

25.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

26.     AMENDMENT

        Any term or provision of this Agreement, or this Agreement in its entirety, may be amended, modified, waived, superseded, canceled, renewed or extended only by a written instrument executed by Buyer and Seller.

27.     SEVERABILITY

        If any one or more provisions of this Agreement, other than provisions constituting a material consideration to a party, shall be invalid or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remainder of this Agreement shall not be affected or impaired; provided that, in such event, the parties shall use their reasonable best efforts to achieve the purpose of the invalid or unenforceable provision by a new legally valid stipulation.

28.     NO BROKERS

        Each of the parties represents and warrants to the other that, except for the parties' respective financial advisers, such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Agreement. Each party agrees to indemnify, defend and hold harmless the other party from and against any and all claims asserted against such other party for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the indemnifying party.

29.     GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first mentioned above.

BUYER

USC MAY VERPACKUNGEN HOLDING INC.

By:  /s/ C. Mark Nicolaides
Name:  C. Mark Nicolaides
Title: Attorney-in-Fact


SELLER

LUCRETIA GMBH

By:  /s/ Jurgen May                By:   /s/ Thomas May
Name:  Jurgen May                  Name:  Thomas May
Title: Geschaftsfuhrer             Title:  Geschaftsfuhrer


BUYER'S GUARANTOR

U.S. CAN CORPORATION

By:  /s/ C. Mark Nicolaides
Name:  C. Mark Nicolaides
Title: Attorney-in-Fact


SELLER'S GUARANTOR

MAY HOLDING GMBH & CO. KG

By:  /s/ Jurgen May                By:   /s/ Thomas May
Name:  Jurgen May                  Name:  Thomas May
Title: Geschaftsfuhrer             Title:  Geschaftsfuhrer